EXCLUSIVE MANDATE AGREEMENT

BETWEEN

AINA LEA LLC. (Incorporated in Nevada, USA)

AND

CAPITAL ASIA GROUP PTE LTD (Incorporated in Singapore)

EXCLUSIVE MANDATE AGREEMENT dated as of this 1st day of July 2009, by and between AINA LEA LLC ("AINA LEA"), a company whose principal place of business is 3231 La Mancha, Henderson, Nevada 89014 and whose Hawaii mailing address is c/o P.O. Box 383129, Waikoloa, Hawaii 96738 and CAPITAL ASIA GROUP PTE LTD ("CAG").

W I T N E S S E T H

WHEREAS, CAG has the sales and marketing network to sell parcels of land, real estate development projects and has the capability and experience to spearhead the pre development or development projects for sale.

WHEREAS, Aina Lea is a real estate developer and has long years of experience in real estate development in USA and wishes to engage and work with CAG for purposes of raising capital through the sale of its real estate pre development land and enhancing its value so as to enable its investors to profit and re-sell the real estate land for value to builders or end users.

WHEREAS, CAG is willing to accept and perform such mandate, on the terms and subject to the conditions, hereinafter set forth;

NOW, THEREFORE, the parties hereto do agree as follows:

1. Exclusive Mandate

AINA LEA hereby grants CAG the exclusive mandate to manage, market, advertise for sale its pre development project known as the " Villages of Aina Lea" in Big Island Hawaii and to do all that may be necessary to sell all such parcels of pre development land or undivided fractional interests (UDI) in land for sale to Asian buyers or investors in order to raise the required capital for Aina Lea to develop and construct the necessary infrastructure to pre develop the land and real estate, including preparing all the concept plans and procuring all such planning approvals on the Villages of Aina Lea.

Both CAG and Aina Lea hereby agrees to utilize their best efforts, co-operate fully in making their joint objectives a success and to deliver profits and gains for its co investors or co owners.

AINA LEA agrees to pay CAG for the LULANA GARDENS PROJECT, a commission of **27.083** percentage out of all sales procured and such payments in Singapore Dollars, to

be paid immediately upon payment by the investors or buyers as procured and more particularly defined and agreed terms as under Annex 1 hereto.

2. *Transaction Information; Confidentiality*

CAG, on behalf of itself, its principals, employees, agents and their professional advisors, agree to keep confidential all Financial Information furnished by Aina Lea.

Notwithstanding the foregoing, CAG may, for purposes of implementing this Agreement, furnish Financial Information to the prospective buyers/ investors.

AINA LEA, on behalf of himself, employees, agents and advisors, agrees that the structures developed by CAG, as well as the identities of potential investors and buyers and such equity investors are all business proprietary information of CAG ("CAG Business Proprietary Information") and Aina Lea, on behalf of itself, its agencies shall maintain in confidence any Business Proprietary Information of CAG including, but not limited to the financing sources and the elements of the financing arrangements developed by CAG hereunder, including the identities of prospective investors, buyers and all such investment sources.

3. *Governing Law; Jurisdiction*

This Agreement shall be governed by, and construed in accordance with, the laws of HAWAII. Any dispute arising hereunder shall be subject to the non-exclusive jurisdiction of the courts of the HAWAII and the parties hereto expressly and irrevocably waive any and all objections to jurisdiction and/or forum.

4. *Binding Effect; Amendment, etc.*

This Agreement shall bind, and shall inure to the benefit of, the parties hereto and their respective successors-in-interest. This Agreement may not be amended, or any provision herein waived, other than by an agreement in writing subscribed by the parties or, in the case of a waiver, by the party charged. This Agreement shall supersede all previous agreements entered into between the parties hereto.

5. *Term*

This Agreement shall commence as of the date first above-written and shall continue in effect for a period of five (5) years from the effective date of this Agreement and renewable automatically. The obligations of the parties arising under section 3 shall survive indefinitely the termination of this Agreement. The respective obligations of parties under section 2 of this Agreement shall survive for a period of five (5) years.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written

AINA LEA LLC

By: ______________________________
By: Robert Wessels
Title: DIRECTOR/CEO

CAPITAL ASIA GROUP

By: ______________________________
By: Winston Yau Kwok Seng
Title: CEO

ANNEX 1

COMMISSION STRUCTURE AND PAYMENTS TO CAG BY AINA LEA LLC AND AGREED TERMS:

FEES

(a) Aina Lea shall, for every completed sale, pay to CAG for the Services provided under this Agreement the Commission/ Fees calculated in accordance and in the manner prescribed herein.

For LULANA GARDENS PROJECT a commission of 27.083 percentage of all actual, completed and confirmed sales.

For all other projects and future sale marketing of homes – shall be agreed upon, but it is agreed that there will be different commission schedules for other parcels and homes and 16% for short term projects.

Payment in Singapore Dollars will be done weekly via Aina Lea after each sales closed.

No deductions to be made for any commissions or fees

For the avoidance of doubt, a sale shall be deemed completed when all documentation for such sale has been duly executed and all payments related thereto have been received in the account nominated by Aina Lea (the "**Completed Confirmed Sale**").

(b) Aina Lea shall pay, the Fee/Commissions to the CAG in respect of a Completed Confirmed Sale, by telegraphic transfer to CAG's bank account when the actual deal is closed.

(b) CAG acknowledges that Aina Lea is authorized to take any steps which, in its sole discretion, it deems necessary to verify the amount of Fees payable to CAG and CAG shall upon Aina Lea's request, furnish all documents and information as required by Aina Lea for such verification.

(d) AINA LEA shall be entitled appropriately to set off any sums, monies, commissions due and owing to CAG or such sums as a result of breach by CAG's agents, brokers and associates.